    THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR SECURITIES LAWS OF OTHER JURISDICTIONS AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, SUCH DISPOSITION IS EXEMPT FROM SUCH REGISTRATION REQUIREMENTS.




                             EXCHANGEABLE PROMISSORY NOTE


U.S. $5,000,000                                                   June ___, 1996
                                                         Los Angeles, California


    1. PRINCIPAL AMOUNT. For Value Received, the undersigned ("Maker"), does hereby promise to pay to the order of Warner Music International Services Limited ("Payee"), the principal sum of Five Million Dollars (U.S. $5,000,000) upon the terms and conditions set forth herein.

    2.   INTEREST.

         (a) Maker shall pay interest on the unpaid principal of this promissory note (the "Note") from the date hereof until all amounts due hereunder are paid in full at a fluctuating rate equal to the Prime Rate (as defined below) in effect from time to time. Each change in such interest rate shall take effect simultaneously with the corresponding change in such Prime Rate. For the purposes of this Agreement, "Prime Rate" shall mean the rate of interest announced by Wells Fargo Bank, National Association from time to time as its "Prime Rate". Interest on the Note shall be computed on the actual number of days elapsed and a 365 or 366 day year. Payments of interest on the unpaid principal hereof shall be due and payable pursuant to Sections 3 or 4 hereof, as appropriate.

         (b) It is the intention of Maker and Payee to conform to applicable usury laws, if any. Accordingly, notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, it is agreed as follows: (i) the aggregate of all interest and any other charges constituting interest under applicable law and contracted for, chargeable, or receivable under this Note or otherwise in connection with the obligation evidenced hereby shall under no circumstances exceed the maximum amount of interest permitted by applicable law, if any, and any excess shall be deemed a mistake and cancelled automatically and, if theretofore paid, shall, at the option of Maker, be refunded to Maker or credited on the principal amount of this Note; and
    (ii) in the event that the entire unpaid balance of this Note is declared due and payable by Payee, then earned interest may never include more than the maximum amount permitted by applicable law, if any, and any unearned interest shall be cancelled automatically and, if theretofore paid, shall at the option of Maker, either be refunded to Maker or credited, to the extent permitted by law, on the principal amount of this Note.

    3. POST MATURITY INTEREST. Any amount of principal and/or interest hereon which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until said principal and/or interest amount is paid in full, payable on demand, at the lesser of (a) an interest rate equal to 2% per annum in excess of the interest rate set forth in Section 2 hereof and (b) the highest rate of interest allowable under applicable law.

    4.   PAYMENTS.

         (a) PRINCIPAL AND INTEREST. Subject to Sections 5 and 8 hereof, the outstanding principal amount of this Note, together with all accrued and unpaid interest thereon shall be due and payable on June ___, 1997 (the "Maturity Date").

         (b) MAKING OF PAYMENTS. Payment of principal and interest in respect of this Note shall be made by delivery of a certified or bank cashier's check or of other immediately available funds (including electronic wire transfer to an account designated in writing to Maker by Payee) and delivered to Payee on the date or dates due at Payee's address as set forth in the Purchase Agreement (as defined in Section 10 below) or at such other place as the holder hereof may from time to time designate in writing. Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note. For purposes of this Note, "Business Day" means each day other than a Saturday, a Sunday or any other day on which banking institutions in the City of Los Angeles, California are authorized or obligated by law or executive order to be closed.

         (c) TREATY COOPERATION. The Maker shall upon reasonable request by the Payee co-operate in promptly pursuing an application to any relevant taxation authorities pursuant to the UK/US Double Taxation Treaty for all payments of interest made by the Maker under this Note to be paid without deduction or withholding.

    5.   PREPAYMENT.

         (a) VOLUNTARY PREPAYMENT. Maker, without premium or penalty, may prepay this Note in whole or in part, with accrued interest to the date of such prepayment on the amount prepaid upon two (2) Business Days prior written notice to the Payee.

         (b) APPLICATION OF PREPAYMENT PROCEEDS. All proceeds of any prepayments made pursuant to this Section 5 shall be applied first to the payment of accrued but unpaid interest and next to the outstanding principal balance of this Note.

    6. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default" under this Note;

    (a) PRINCIPAL DEFAULT. Maker shall fail to pay the outstanding principal amount due hereunder, or any portion thereof, when due;

    (b) INTEREST DEFAULT. Maker shall fail to pay any interest which has accrued hereon when due;

    (c) COVENANT DEFAULT. Maker shall default in the observance or performance of any material obligation under Section 8 of this Note and such default shall remain uncured for a period of ten (10) days after receipt by Maker of written notice of such default from Payee;

    (d) GUARANTY. The Guaranty dated as of the date hereof (the "Guaranty") made by Ticketmaster Group, Inc., the ultimate parent of Maker ("Parent"), in favor of Payee shall for any reason become unenforceable in accordance with its terms or the Parent shall for any reason and/or by any means seek to repudiate the Guaranty;

    (e) CHANGE OF CONTROL. If Parent ceases to "control" (as such term is defined by the rules and regulations of the Securities Act), directly or indirectly, Maker; and

    (f) INSOLVENCY. Maker or Parent becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, its debts as they become due; or Maker's or Parent's application for, consent to or acquiescence in, the appointment of a trustee in bankruptcy, receiver or other custodian for Maker or Parent, as the case may be, or any of its property or assets, or Maker's or Parent's making a general assignment for the benefit of its creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Maker or Parent, as the case may be, or for a substantial part of his property or assets and such appointment is not discharged within 60 days thereafter; or any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any liquidation proceeding is commenced in respect of Maker or Parent, as the case may be, and, if such case or proceeding is not commenced by Maker or Parent, as the case may be, it is either (i) consented to or acquiesced in by Maker or Parent, as the case may be, or (ii) remains undismissed for 60 days.

    7. REMEDIES. Upon or at any time after the occurrence of an Event of Default specified in Sections 6(a) through 6(e) hereof, the principal amount of this Note and all accrued and unpaid interest thereon (and all other amounts due with respect to this Note) shall, at the option of Payee, become immediately due and payable without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived by Maker, anything in this Note to the contrary notwithstanding. Upon the occurrence of an Event of Default specified in Section 6(f) hereof, the principal amount of this Note and all accrued and unpaid interest thereon (and all other amounts due with respect to this Note) shall thereupon and concurrently therewith become due and payable. The Maker and Parent, jointly and severally, and every endorser or guarantor hereof agrees, subject only to any limitation imposed by law, to pay on demand all expenses, including reasonable attorneys' fees, disbursements and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise, in addition to any other remedy available in law or equity.

    8.   EXCHANGE RIGHTS.

    (a) EXCHANGE PRIVILEGE. In the event that Parent successfully consummates an initial public offering (the "IPO") of its common stock (the "Common Stock"), subject to and upon compliance with the provisions of this Section 8, the holder of this Note (the "Holder") shall have the right, at its option, prior to the payment of all of the principal and interest then outstanding under this Note to acquire from Maker the Stated Number of Shares (as defined below) on the closing date of the IPO (the "IPO Closing Date"), in exchange for surrender of this Note (in whole and not in part). The right to acquire the Stated Number of Shares from Maker on the IPO Closing Date upon surrender of this Note is hereafter referred to as the "Exchange Privilege." The "Stated Number of Shares" shall mean that number of whole shares of Common Stock which is equal to the quotient of (a) the outstanding principal amount of the Note on the IPO Closing Date and
(b) the "Price to Public" per share of Common Stock (the "IPO Price") as fixed by Parent on the IPO Closing Date.

    (b) IPO NOTICE. No less than seven (7) Business Days prior to the date that Maker reasonably believes will be the IPO Closing Date, Maker shall provide Payee with written notice (the "IPO Notice") of the fact that Parent will sell Common Stock to the public in the IPO on the IPO Closing Date and the price range per share of Common Stock to be sold in the IPO. In addition, Maker shall give Payee notice of the commencement of the IPO "road show" and provide Payee with a copy of Parent's preliminary prospectus (and any amendment or supplement thereto) promptly following the filing of such preliminary prospectus with the Securities and Exchange Commission.

    (c) EXCHANGE ELECTION. In order to properly exercise the Exchange Privilege, the Holder shall (i) within three (3) Business Days of receipt of the IPO Notice deliver a written notice (personally, by overnight courier or by facsimile) to Maker stating that the Holder intends to exercise the Exchange Privilege (the "Exchange Notice") and (ii) on the IPO Closing Date, surrender this Note to Maker for cancellation at an office maintained by Maker or such other place as may be mutually agreed upon by Maker and the Holder.

    (d) DELIVERY OF SHARES. As promptly as practicable after the IPO Closing Date, Maker shall deliver at such office to the Holder, or on its written order, a certificate for the Stated Number of Shares (the "Certificate") issuable upon exercise of the Exchange Privilege in accordance with the provisions of this
Section 8. Exchange shall be deemed to have been effected on the date of the IPO Closing Date, and the Holder shall be deemed to have become on said date the holder of record of the Stated Number of Shares. No fractional shares or securities representing fractional shares of Common Stock shall be issued upon the exercise of the Exchange Privilege. Any fractional interest in a share of Common Stock resulting from the exercise of the Exchange Privilege shall be paid upon surrender of this Note in cash (computed to the nearest cent) based on the IPO Price.

    (e) CASH PAYMENT OF ACCRUED INTEREST. In the event that the Holder has properly exercised the Exchange Privilege, the Holder shall be entitled to receive a cash payment equal to the amount of interest accrued (but unpaid) on the Note through the IPO Closing Date. Such payment shall be made in immediately available funds by Parent to Payee and delivered to the Holder within two (2) business days following the IPO Closing Date.

    (f) SATISFACTION OF NOTE OBLIGATIONS. Upon delivery to the Holder of the Certificate and payment of the accrued interest described in Section 8(e) above, all of Maker's obligations under the Note shall be fully satisfied and discharged.

    (g) VALID ISSUANCE, ETC.. All shares of Common Stock to be issued upon the proper exercise of the Exchange Privilege shall be validly issued, fully paid and nonassessable.

    (h) REVOCATION OF EXCHANGE NOTICE. In the event that (i) the IPO Price is below the price range set forth in the IPO Notice, (ii) the IPO is not fully subscribed on the IPO Closing Date and/or (iii) the IPO Closing Date does not occur on or prior to the Maturity Date, Payee may upon written notice to Maker withdraw the Exchange Notice, which withdrawal shall be irrevocable. In the event that Payee properly withdraws the Exchange Notice pursuant to this Section 8(h), Maker shall make payments to Payee on the Note in accordance with its terms without regard to Section 8 hereof.

    9. WAIVERS. No delay or omission on the part of holder in exercising any right hereunder shall operate as a waiver of any such right, and the waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

    10. TRANSFER OF NOTE. This Note may not be transferred or assigned other than together with the Sale and Purchase Agreement dated as of the date hereof (the "Purchase Agreement") between Maker and Payee; PROVIDED, HOWEVER, that Payee may at any time upon prior written notice to, but without the prior consent of, Maker and/or Guarantor assign this Note to any affiliate of Payee which is controlled, directly or indirectly, by Time Warner Inc. In addition, until notified by Payee in writing of the transfer of this Note, Maker shall be entitled to deem

Payee or such person who has been so identified by Payee in writing to Maker as the owner and holder of this Note.

    11. PURCHASE AGREEMENT. This Note is made pursuant to the terms of the Purchase Agreement.

    12. NOTICES. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made on the earliest to occur of (i) personal delivery, (ii) the next Business Day after being delivered to a nationally recognized overnight mail delivery or courier service, (iii) three (3) days after being mailed by certified mail, return receipt requested, postage prepaid, or (iv) by prepaid telegram or facsimile transmission (with written confirmation of receipt). All notices given or made pursuant hereto shall be addressed to Payee as provided in the Purchase Agreement and to Maker and/or Parent at Maker's address appearing on the signature page hereof under the heading "MAKER". The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

    13. GOVERNING LAW. This Note shall be governed and construed and the rights and liabilities of the parties hereto shall be determined in accordance with the internal laws of the State of Delaware without regard to the conflict of laws principles thereof.

    14. SETOFF. In the event that Time Warner Inc. or any of its affiliates ("Time Warner") owe money to Maker or Ticketmaster UK Limited ("TM UK") arising out of or relating to the transactions contemplated by the Purchase Agreement and/or Payee's ownership of shares in TM UK (the "Setoff Amount"), Payee may, upon the earlier of the Maturity Date and the date on which the Holder delivers the Exchange Notice, upon no less than ten (10) Business Days' prior written notice to Maker, request that Maker setoff any such amounts due and owing to Maker, TM UK or Parent by Time Warner against the outstanding principal (together with accrued but unpaid interest thereon) balance under this Note. Upon receipt of such request by Maker, the outstanding principal amount of this Note (together with accrued but unpaid interest thereon) shall be deemed to be reduced dollar for dollar by the Setoff Amount.

    IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the day and year first above written.

                             MAKER:

                             TM OVERSEAS, INC.


                             By:
                                   ---------------------------------------------
                                  Print Name:
                                                --------------------------------

                                  Title:
                                         ---------------------------------------

                             ADDRESS:

                             3701 Wilshire Boulevard
                             Los Angeles, California  90010
                             Attention:     Fredric D. Rosen
                                            Ned S. Goldstein

                             With a copy to:

                             Neal, Gerber & Eisenberg
                             Two North LaSalle Street, Suite 2200
                             Chicago, Illinois 60606
                             Attention:     Charles Evans Gerber


                   [SIGNATURE PAGE TO EXCHANGEABLE PROMISSORY NOTE]

C:\84441\7263.004\0010.K


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